EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 14, 2014 relating to the consolidated financial statements of Eventure Interactive, Inc. as of December 31, 2013 and 2012 and for the years then ended. We also consent to the reference to us under the heading “Interest of Named Experts and Counsel” appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
Houston, Texas
August 25, 2014